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Jazz Technologies, Inc. Announces First Quarter 2007 Financial Results

Newport Beach, CA - (May 14th, 2007) - Jazz Technologies (Amex: JAZ) today announced financial results for its fiscal first quarter ended March 30, 2007. Jazz Technologies consummated its acquisition of Jazz Semiconductor, Inc. on February 16, 2007 and, accordingly, Jazz Semiconductor’s financial results for the period between January 1, 2007 and February 16, 2007 are not reflected in Jazz Technologies’ first quarter GAAP results.

First Quarter Financial Highlights

•	First quarter GAAP revenue was $22.5 million and pro forma revenue was $48.1 million;

•	First quarter GAAP net loss was $11.7 million; and pro forma net loss was $20.8 million;

•	First quarter pro forma adjusted EBITDA of Jazz Semiconductor as a stand-alone entity was $0.5 million.

The pro forma results assume the acquisition of Jazz Semiconductor occurred on January 1, 2007 and are derived from the unaudited consolidated financial statements of Jazz Semiconductor for the period from January 1, 2007 to February 16, 2007 and the unaudited consolidated financial statements of Jazz Technologies for the three months ended March 30, 2007. Pro forma net loss excludes approximately $3.8 million in non-recurring charges relating to the write off of IP R&D incurred in connection with the acquisition.

Revenue Performance
On a pro forma basis, Jazz posted $48.1 million in revenue, a net decline of 13.9% from $55.9 million for the three months ended March 31, 2006. The revenue decline was driven primarily by lower than expected contribution from the standard process technologies business, which was impacted by the industry-wide inventory correction. Pro forma revenue from the specialty process technologies has increased year-over-year to $38.5 million.

“While we intend to continue offering our standard processes to our customers, we believe that our true competitive advantage is in our specialty process technologies offerings,” said Gil Amelio, chairman and chief executive officer of Jazz Technologies. “Going forward, revenue from standard processes should remain stable but may contribute a smaller percentage of total revenues as our specialty business expands.”

Net Income (loss)
Pro forma net loss was $20.8 million compared to a net loss of $11.2 million in the first quarter of 2006. The increase in pro forma net loss year-over-year reflects a decline in capacity utilization and an increase in the company’s operating expenses, attributable primarily to costs related to the acquisition of Jazz Semiconductor, personnel reductions, and other public company expenses.

Business Highlights

•	Capacity expansion at the Newport Beach fab;

•
Introduced new specialty process technologies offerings, including a 0.18-micron Bipolar CMOS DMOS (BCD) high voltage process enabling System-on-Chip (SOC) architectures for complex power management applications and a 0.13-micron SiGe BiCMOS process designed for high speed wireless and optical communication applications;

•	Launched a comprehensive cost reduction program.

Cost Reduction Program
During the first quarter, Jazz Technologies initiated a workforce reduction of approximately 55 people. Total fiscal year 2007 savings from this initiative are forecasted at approximately $3.6 million, net of severance. The 2008 year impact is estimated at approximately $6.0 million.

Share Buy Backs
On January 11, 2007, Jazz Technologies’ Board of Directors authorized a stock and warrant repurchase program of up to $50 million. As of April 30, 2007, the company had repurchased 2.96 million shares and 16.53 million warrants in the open market, using approximately $28.8 million in cash.

Second Quarter 2007 Business Outlook
Based upon current business conditions, Jazz currently expects second quarter 2007 sales to be in the $48 to $50 million range.

“The underlying industry weakness and operating inefficiencies inherited from Jazz Semiconductor have presented the new management team with temporary challenges,” added Amelio. “We believe that the inventory correction is largely behind us and expect to have sequential revenue growth during the rest of 2007 as we gradually exit the correction. The improved utilization rates and cost reduction measures should also have a positive impact on our performance.”

Said Paul Pittman, chief financial and administrative officer of Jazz Technologies, “Our goal is to manage our cost structure in a way that allows us to generate free cash flow at any reasonable level of fab loading. This can be achieved through creation of more efficient purchasing processes, increased operating flexibility to respond more quickly to the cyclical changes of the semiconductor industry as well as thoughtful cost cutting. We will provide regular updates on our progress toward this goal.”

Reconciliation of Pro Forma Net Loss to Pro Forma Adjusted EBITDA
Jazz Technologies’ management team believes that pro forma Adjusted Earnings before Interest, Income Taxes, Depreciation and Amortization (“Adjusted EBITDA”) provides a valuable perspective on the underlying operating performance of the Company in the presence of significant non-cash and one-time charges incurred in connection with the acquisition of Jazz Semiconductor. In addition, Adjusted EBITDA is presented because management believes EBITDA and similar measures are frequently used by securities analysts, investors and others in the evaluation of semiconductor companies. Adjusted EBITDA is calculated, and reconciled to net loss, as follows:

(All figures in thousands)	Pro-Forma
Q107
Pro-Forma Net loss	$(20,776)
Interest (Income)	(2,408)
Interest Expense	3,778
Income & Other Taxes	117
Depreciation, Amortization and Purchase Price Accounting Impact of D&A1	13,913
Merger Cost[2]	2,973
Restructuring Cost[3]	1,568
Parent/Public Company Cost[4]	904
Other[5]	410
Adjusted EBITDA[6]	$479

1 Includes additional depreciation and amortization expense as a result of fair market valuation and the purchase price accounting impact of the same.
2 Acquisition related cost that Jazz Semiconductor expensed prior to its acquisition on February 16, 2007.
3 Costs associated with the departure of the former chief executive officer of Jazz Semiconductor and reduction in personnel announced by Jazz Technologies in Q1 2007.
4 Includes expenses incurred by the Company related to reporting, filing and other costs associated with a publicly traded company, and additional management costs incurred during the first quarter of 2007, following the acquisition of Jazz Semiconductor.
5 Includes Jazz Semiconductor R&D expense related to the purchase of technology from Polar Fab, management fees and stock compensation expense incurred prior to its acquisition.
6 This represents the pro forma adjusted EBITDA of Jazz Semiconductor as a stand-alone entity, excluding any one-time charges, expenses as a result of the acquisition or parent/public company costs incurred during the first quarter of 2007.

Adjusted EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of the Company’s profitability. Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

About Jazz Technologies and Jazz Semiconductor
Jazz Technologies™ (AMEX: JAZ) is the parent company of its wholly owned subsidiary, Jazz Semiconductor, Inc.  Jazz Semiconductor® is an independent wafer foundry focused primarily on specialty CMOS process technologies, including High Voltage CMOS, SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog and mixed-signal semiconductor devices. The company's specialty process technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz Semiconductor’s customers target the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz Semiconductor's U.S. wafer fabrication facilities, and its and Jazz Technologies’ executive offices, are located in Newport Beach, CA.     For more information, please visit and http://www.jazztechnologies.com and http://www.jazzsemi.com.

Forward-looking Statements
This press release, and other statements Jazz Technologies or Jazz Semiconductor may make, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements relating to Jazz Technologies’ future financial or business performance, the industry and business outlook for the second quarter of 2007 and 2007 as a whole, the anticipated impact of cost reductions, and expected changes in the ratio of standard and specialty processes. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “expect,” “anticipate,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” “result” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Forward-looking statements are based largely on expectations and projections about expected financial and business performance for 2007 as well as future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Jazz Technologies’ actual results could differ materially from those anticipated in this press release and you should not place any undue reliance on such forward looking statements. Factors that could cause actual performance to differ from these forward-looking statements include industry conditions, Jazz Technologies’ ability to implement, and the effectiveness of, cost saving measures, Jazz Technologies’ ability to continue to grow its specialty business and the other risk factors and uncertainties disclosed in Jazz Technologies’ filings with the SEC and general economic and financial market conditions. Jazz Technologies’ filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made.

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